Exhibit 23.1

5400 W Cedar Ave
Lakewood, CO 80226
Telephone: 303.953.1454
Fax: 303.945.7991

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on the amendment No. 4 to Form F-1 of our report dated December 6, 2021, relating to the consolidated financial statements of Sancai Holding Group Ltd. as of September 30, 2021 and 2020, and for each of the two years in the period ended September 30, 2021, to all references to our firm included in this Registration Statement filed with the U.S. Securities and Exchange Commission on December 6, 2021.

/s/ B F Borgers CPA PC
Lakewood, Colorado
December 6, 2021